As filed with the Securities and Exchange Commission on June 28, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PURECYCLE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-2293091 (I.R.S. Employer Identification No.)

5950 Hazeltine National Drive, Suite 650 Orlando, FL (Address of Principal Executive Offices)	32822 (Zip Code)

PURECYCLE TECHNOLOGIES, INC.
2021 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Brad Kalter
General Counsel and Corporate Secretary

PureCycle Technologies, Inc.
5950 Hazeltine National Drive, Suite 650
Orlando, FL 32822
(Name and address of agent for service)

(877) 648-3565

(Telephone number, including area code, of agent for service)

With a copy to:
Joel T. May Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (404) 521-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	15,382,640(3)	$22.21	$341,571,521.20	$37,265.45

(1)	Represents the number of shares of common stock, par value $0.001 per share (“Common Stock”), of PureCycle Technologies, Inc. (the “Registrant”) potentially deliverable pursuant to the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers such indeterminate number of additional shares of Common Stock as may become deliverable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $22.21, the average of the high and low sale prices of such shares on the Nasdaq Capital Market on June 21, 2021, which is a date within five business days prior to filing.

(3)	The total number of shares of Common Stock which may be delivered under the Plan is initially 8,282,960 shares of Common Stock. Beginning in 2022 and ending in 2031, on the first day of each fiscal year, the total number of shares of Common Stock deliverable under the Plan will increase annually by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year and (ii) such smaller number of shares of Common Stock as determined by the board of directors of the Registrant. Additional shares of Common Stock are being registered on this Registration Statement to cover the additional shares of Common Stock that may be delivered under the Plan pursuant to such annual increases in 2022 and 2023. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this Registration Statement, the Registrant will file a new registration statement to register the additional shares of Common Stock.

explanatory Note

This Registration Statement is being filed by the Registrant to register 8,282,960 shares of Common Stock that initially may be delivered under the Plan. This Registration Statement is also being filed to register 7,099,680 additional shares of Common Stock that are expected to become deliverable under the Plan as a result of the operation of the “evergreen” provision in the Plan, which provides that the total number of shares available for awards under the Plan will be increased, annually, on the first day of each fiscal year (beginning with the 2022 fiscal year), by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on December 31 of the immediately preceding fiscal year and (ii) such smaller number of shares of Common Stock as determined by the board of directors of the Registrant. The 7,099,680 additional shares of Common Stock reserved for issuance under the Plan pursuant to this Registration Statement are being registered on this Registration Statement to cover the additional shares of Common Stock that are expected to become available under the Plan pursuant to such annual increases in 2022 and 2023. To the extent that the actual number of shares that may be offered pursuant to the Plan exceeds the number of shares registered on this Registration Statement, the Registrant will file a new registration statement to register the additional shares of Common Stock.

PART i

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given to the participants as specified by Rule 428(b) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

Part ii

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-251034) on March 22, 2021, relating to the Registrant’s Registration Statement on Form S-1, as such prospectus may be supplemented or amended (the “Prospectus”) (Registration No. 333-251034), originally filed with the Commission on November 30, 2020 (as amended, including all exhibits) and the Registrant’s prospectus supplements filed pursuant to Rule 424(b) under the Securities Act (File No. 333-251034) on May 20, 2021 (Prospectus Supplement Nos. 1, 2 and 3), June 15, 2021 (Prospectus Supplement Nos. 4 and 5), June 21, 2021 (Prospectus Supplement No. 6), June 24, 2021 (Prospectus Supplement No. 7) and June 25, 2021 (Prospectus Supplement No. 8), in each case, updating and supplementing the information contained in the Prospectus;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as filed with the Commission on May 19, 2021;

(c) The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the Commission on March 22, 2021, May 14, 2021, June 8, 2021, June 21, 2021 and June 25, 2021; and

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 17, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation limits the liability of its directors and officers to the fullest extent permitted under the DGCL. The Amended and Restated Certification of Incorporation further provides that an indemnified person is entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Registrant has entered into indemnification agreements with its directors and executive officers. These indemnification agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlements incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services as its request. The form of Indemnification Agreement was filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on March 22, 2021.

The Registrant is also permitted to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of PureCycle Technologies, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 of the Registrant’s Registration Statement on Form S-1 filed on (File No. 333-251034), filed with the Commission on March 19, 2021).
3.2	Amended and Restated Bylaws of PureCycle Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-251034), filed with the Commission on March 19, 2021).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-250847), filed with the Commission on February 3, 2021).
10.1	PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-250847), filed with the Commission on February 3, 2021).
5.1	Opinion of Jones Day.
23.1	Consent of Marcum LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Jones Day (included in Exhibit 5.1).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on June 28, 2021.

PureCycle Technologies, Inc.
By:	/s/ Michael Dee
Michael Dee
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Otworth	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	June 28, 2021
Michael Otworth

/s/ Michael Dee	Chief Financial Officer (Principal Financial Officer)	June 28, 2021
Michael Dee

/s/ Missy Westerman	Corporate Controller (Principal Accounting Officer)	June 28, 2021
Missy Westerman

/s/ Tanya Burnell	Director	June 28, 2021
Tanya Burnell

/s/ Richard Brenner	Director	June 28, 2021
Richard Brenner

/s/ Dr. John Scott	Director	June 28, 2021
Dr. John Scott

/s/ Jeffrey Fieler	Director	June 28, 2021
Jeffrey Fieler
/s/ Timothy Glockner	Director	June 28, 2021
Timothy Glockner
/s/ Fernando Musa	Director	June 28, 2021
Fernando Musa